April 23, 2026 For Immediate Release

Press Release

Heartland Express, Inc. Reports Operating Results for the First Quarter of 2026

NORTH LIBERTY, IOWA - April 23, 2026 - Heartland Express, Inc. (Nasdaq: HTLD) announced today financial results for the three months ended March 31, 2026.

Three months ended March 31, 2026:
•Operating Revenue of $176.3 million,
•Net Loss of $4.8 million ($0.06 Basic Loss per Share),
•Operating Ratio of 101.9% (a 490bp improvement to Q1 2025) and 101.3% Non-GAAP Adjusted Operating Ratio(1),
•Acquisition-related debt and finance lease obligations reduced from $494.1 million in 2022 to $149.9 million,
•Smith Transport debt and equipment leases eliminated,
•Total Assets of $1.2 billion, including $44.5 million of Cash,
•Stockholders' Equity of $749.0 million.

Heartland Express Chief Executive Officer Mike Gerdin commented on the quarterly operating results and ongoing initiatives of the Company, "Our consolidated operating results for the three months ended March 31, 2026, reflect significant operating ratio improvement (101.9%) as compared to the first quarter of 2025 (106.8%) and sequential non-GAAP adjusted operating ratio(1) improvement in each quarter since the first quarter of 2025. We are pleased with our operational improvements as we continue toward our foundational goal of an operating ratio of 85.0% or lower. Results for January and February 2026 were challenged by the combination of normal seasonality along with significant negative weather events. Results for March 2026 were better, reflecting improved freight volumes and driver utilization compared to the beginning of the quarter due to ongoing industry capacity reductions and more favorable weather patterns. The positive variables in March 2026 were partially offset by a headwind of higher fuel prices as compared to the beginning of the quarter and the 2025 quarter. Despite the operating loss during the quarter, we continued to have positive cash flows from operations to invest in our fleet, drivers, terminal infrastructure, and to reduce remaining acquisition-related debt, including elimination of all Smith Transport acquisition-related debt and equipment leases. We continue to focus on eliminating the remaining acquisition-related debt from CFI.

During the first quarter of 2026, we completed the previously announced consolidation of the domestic operations of CFI into Heartland Express, including corporate and tractor rebranding efforts. We have been pleased with our ability to retain drivers during the transition, and we have been able to identify additional freight options not previously available to CFI as a result of this change. We continue to focus our operational efforts on driver utilization, reduction of unproductive miles, and other cost control initiatives. We have begun to see some encouraging signs related to market capacity reductions and freight demand improvements. We believe that meaningful improvements in freight demand and freight pricing have started, but may not fully materialize until later in 2026."

Financial Results

For the three months ended March 31, 2026, the Company delivered operating revenues of $176.3 million, compared to $219.4 million in the same period of 2025. Operating revenues for the quarter included fuel surcharge revenues of $22.4 million, compared to $26.3 million in the same period of 2025. Net loss was $4.8 million, as compared to a net loss of $13.9 million in the first quarter of 2025. Basic loss per share was $0.06 during the quarter, as compared to basic loss per share of $0.18 in the same period of 2025. The Company posted an operating ratio of 101.9%, non-GAAP adjusted operating ratio(1)

of 101.3%, and net loss as a percentage of operating revenues of 2.7% in the first quarter of 2026 compared to 106.8%, 107.1%, and 6.3% respectively, in the first quarter of 2025.

Balance Sheet, Liquidity, and Capital Expenditures

As of March 31, 2026, the Company had $44.5 million in cash balances, an increase of $26.0 million since December 31, 2025. Debt of $149.9 million remains at March 31, 2026, down from the initial $447.3 million of borrowings less associated fees for the CFI acquisition in August 2022 along with $46.8 million debt and finance lease obligations assumed from the Smith acquisition in May 2022. The acquisition-related debt and finance lease obligations of Smith Transport have now been fully retired as of March 31, 2026. There were no borrowings under the Company's unsecured line of credit at March 31, 2026. The Company had $88.8 million in available borrowing capacity on the line of credit as of March 31, 2026 after consideration of $11.2 million of outstanding letters of credit. The Company continues to be in compliance with associated financial covenants. The Company ended the quarter with total assets of $1.2 billion and stockholders' equity of $749.0 million.

Net cash flows from operations for the first three months of 2026 were $23.2 million or 13.1% of operating revenue. The primary uses of cash for financing activities were $9.9 million used for repayment of debt and financing leases along with $1.6 million for dividends paid. Cash provided by investing activities was $14.9 million from net property and equipment transactions.

The average age of the Company's consolidated tractor fleet was 2.6 years as of March 31, 2026 and March 31, 2025. The average age of the Company's consolidated trailer fleet was 7.3 years as of March 31, 2026 compared to 7.4 years as of March 31, 2025. We expect to continue to dispose of excess trailers within our fleet as used equipment market conditions improve. During the calendar year of 2026, we currently expect net capital expenditures of approximately $10 to $20 million and $25 to $35 million of gains on disposal of property and equipment.

The Company continues its commitment to stockholders through the payment of cash dividends. Our regular dividend of $0.02 per share was declared during the first quarter of 2026 and paid on April 3, 2026. The Company has now paid cumulative cash dividends of $563.0 million, including four special dividends, ($2.00 in 2007, $1.00 in 2010, $1.00 in 2012, and $0.50 in 2021) over the past ninety-one consecutive quarters since 2003. Our outstanding shares at March 31, 2026 were 77.5 million. A total of 2.8 million shares of common stock have been repurchased for $34.7 million over the past five years. The Company has the ability to repurchase an additional 4.8 million shares under the current authorization which would result in 72.7 million outstanding shares if fully executed.

Other Information

During the first quarter of 2026, our family of operating brands continued to deliver award-winning service and corporate trust as evidenced by the following awards for our company and our employees:

•Pepsico Transportation - 2025 Carrier of the Year - WHD West Division
•Unilever - 2025 Carrier of the Year - Over-the-Road Asset
•Newsweek's 2026 Most Trustworthy Companies (4 times in 5 years)

In addition, we are extremely proud to recognize professional driver Richard Fertig (Smith Transport), as one of five Professional Drivers of the Year honored by the Truckload Carriers Association (TCA) at their 2026 Annual Convention.

Operating revenue excluding fuel surcharge revenue, adjusted operating loss, and adjusted operating ratio are non-GAAP financial measures and are not intended to replace financial measures calculated in accordance with GAAP. These non-GAAP financial measures supplement our GAAP results. We believe that using these measures affords a more consistent basis for comparing our results of operations from period to period. The information required by Item 10(e) of Regulation S-K under the Securities Act of 1933 and the Securities Exchange Act of 1934 and Regulation G under the Securities Exchange Act of 1934, including a reconciliation to the most directly comparable financial measure calculated in accordance with GAAP, is included in the table at the end of this press release.

This press release may contain statements that might be considered as forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be identified by their use of terms or phrases such as “seek,” “expects,” “estimates,” “anticipates,” “projects,” “believes,” “hopes,” “plans,” “goals,” “intends,” “may,” “might,” “likely,” “will,” “should,” “would,” “could,” “potential,” “predict,” “continue,” “strategy,” “future,” “ensure,” “outlook,” and similar terms and phrases. In this press release, the statements relating to freight supply and demand, our ability to react to and capitalize on changing market conditions, the expected impact of operational improvements and strategic changes, progress toward our goals, future capital expenditures, future dispositions of revenue equipment and gains therefrom, future profitability, and future stock repurchases, dividends, and debt repayment are forward-looking statements. Such statements are based on management's belief or interpretation of information currently available. These statements and assumptions involve certain risks and uncertainties, and undue reliance should not be placed on such statements. Actual events may differ materially from those set forth in, contemplated by, or underlying such statements as a result of numerous factors, including, without limitation, those specified in the Company's Annual Report on Form 10-K for the year ended December 31, 2025 . The Company assumes no obligation to update any forward-looking statements, which speak as of their respective dates.

Contact: Heartland Express, Inc. (319-645-7060) Mike Gerdin, Chief Executive Officer Chris Strain, Chief Financial Officer

HEARTLAND EXPRESS, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2026	2025
OPERATING REVENUE	$176,256	$219,420

OPERATING EXPENSES:
Salaries, wages, and benefits	$69,095	$93,237
Rent and purchased transportation	10,464	14,274
Fuel	32,738	37,918
Operations and maintenance	11,865	17,279
Operating taxes and licenses	3,951	4,741
Insurance and claims	12,779	11,922
Communications and utilities	1,596	2,266
Depreciation and amortization	35,158	41,628
Other operating expenses	9,222	12,837
Gain on disposal of property and equipment	(7,317)	(1,784)

	179,551	234,318

Operating loss	(3,295)	(14,898)

Interest income	207	129
Interest expense	(2,210)	(3,105)

Loss before income taxes	(5,298)	(17,874)

Federal and state income tax benefit	(477)	(4,001)

Net loss	$(4,821)	$(13,873)

Loss per share
Basic	$(0.06)	$(0.18)
Diluted	$(0.06)	$(0.18)

Weighted average shares outstanding
Basic	77,457	78,540
Diluted	77,489	78,610

Dividends declared per share	$0.02	$0.02

HEARTLAND EXPRESS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except per share amounts) (unaudited)
	March 31,	December 31,
ASSETS	2026	2025
CURRENT ASSETS
Cash and cash equivalents	$44,490	$18,475
Trade receivables, net	77,843	74,172
Prepaid tires	11,162	11,626
Other current assets	9,706	9,181
Income taxes receivable	—	1,146
Total current assets	143,201	114,600

PROPERTY AND EQUIPMENT	1,105,686	1,148,693
Less accumulated depreciation	478,559	481,471
	627,127	667,222
GOODWILL	322,597	322,597
OTHER INTANGIBLES, NET	68,257	69,512
OTHER ASSETS	15,229	14,686
DEFERRED INCOME TAXES, NET	1,235	1,353
OPERATING LEASE RIGHT OF USE ASSETS	3,273	1,647
	$1,180,919	$1,191,617
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$40,682	$33,479
Compensation and benefits	25,351	25,061
Insurance accruals	30,456	31,437
Long-term debt and finance lease liabilities - current portion	—	5,714
Operating lease liabilities - current portion	1,865	1,330
Other accruals	13,981	13,143
Income taxes payable	227	—
Total current liabilities	112,562	110,164
LONG-TERM LIABILITIES
Income taxes payable	5,564	5,427
Long-term debt and finance lease liabilities less current portion	149,890	154,059
Operating lease liabilities less current portion	1,408	317
Deferred income taxes, net	131,362	133,629
Insurance accruals less current portion	31,102	32,702
Total long-term liabilities	319,326	326,134
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Capital stock, common, $.01 par value; authorized 395,000 shares; issued 90,689 in 2026 and 2025; outstanding 77,467 and 77,445 in 2026 and 2025, respectively	907	907
Additional paid-in capital	2,600	2,979
Retained earnings	959,034	965,405
Treasury stock, at cost; 13,222 and 13,244 in 2026 and 2025, respectively	(213,510)	(213,972)
	749,031	755,319
	$1,180,919	$1,191,617

(1)

GAAP to Non-GAAP Reconciliation Schedule:
Operating revenue excluding fuel surcharge revenue, adjusted operating expenses, adjusted operating loss, and adjusted operating ratio reconciliation (a)

	Three Months Ended March 31,
	2026	2025
	(Unaudited, in thousands)

Operating revenue	$176,256	$219,420
Less: Fuel surcharge revenue	22,443	26,321
Operating revenue, excluding fuel surcharge revenue	153,813	193,099

Operating expenses	179,551	234,318
Less: Fuel surcharge revenue	22,443	26,321
Less: Amortization of intangibles	1,254	1,254
Adjusted operating expenses	155,854	206,743

Operating loss	(3,295)	(14,898)
Adjusted operating loss	$(2,041)	$(13,644)

Operating ratio	101.9%	106.8%
Adjusted operating ratio	101.3%	107.1%

(a) Operating revenue excluding fuel surcharge revenue, as reported in this press release is based upon operating revenue minus fuel surcharge revenue. Adjusted operating loss as reported in this press release is based upon operating revenue excluding fuel surcharge revenue, less operating expenses, net of fuel surcharge revenue, and non-cash amortization expense related to intangible assets. Adjusted operating ratio as reported in this press release is based upon operating expenses, net of fuel surcharge revenue, and amortization of intangibles, as a percentage of operating revenue excluding fuel surcharge revenue. We believe that operating revenue excluding fuel surcharge revenue, adjusted operating loss, and adjusted operating ratio are more representative of our underlying operations by excluding the volatility of fuel prices, which we cannot control. Operating revenue excluding fuel surcharge revenue, adjusted operating loss, and adjusted operating ratio are not substitutes for operating revenue, operating loss, or operating ratio measured in accordance with GAAP. There are limitations to using non-GAAP financial measures. Although we believe that operating revenue excluding fuel surcharge revenue, adjusted operating loss, and adjusted operating ratio improve comparability in analyzing our period-to-period performance, they could limit comparability to other companies in our industry if those companies define such measures differently. Because of these limitations, operating revenue excluding fuel surcharge revenue, adjusted operating loss, and adjusted operating ratio should not be considered measures of income generated by our business or discretionary cash available to us to invest in the growth of our business. Management compensates for these limitations by primarily relying on GAAP results and using non-GAAP financial measures on a supplemental basis.